INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT is made as of June 13, 2008, by and among Allegro Biodiesel Corporation, a Delaware corporation (“Seller”), Consolidated Energy Holdings, LLC, a Louisiana limited liability company (“Purchaser”), and, solely for purposes of Article X and Article XI, the Members of Purchaser listed on the signature pages hereof (the “Members”) and, solely for purposes of Section 5.8. Certain capitalized terms used herein are defined in Article I.

WITNESSETH:

WHEREAS, Seller owns 100% of the membership interests (the “Membership Interests”) of Vanguard Synfuels, L.L.C., a Louisiana limited liability company (the “Company”); and

WHEREAS, Seller desires to sell and Purchaser desires to purchase from Seller all of the Membership Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. The following terms have the corresponding meanings for the purposes of this Agreement:

“Assignment and Assumption Agreement” has the meaning provided in Section 8.2(b).

“Agreement” means this Interest Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Los Angeles, California or New Orleans, Louisiana, generally are closed for business.

“Cash Amount” has the meaning provided in Section 2.2.

“Closing” means the consummation of the transactions contemplated herein in accordance with Article VIII.

“Closing Date” means the date on which the Closing occurs.

“Company” has the meaning provided in the Recitals.

“Company Expenses” has the meaning provided in Section 5.6.

“Disinterested Director” shall mean a member of Seller’s board of directors who is not an affiliate or representative of Purchaser.

“Employees” has the meaning provided in Section 5.5.

“Employee Liabilities” has the meaning provided in Section 5.5.

“Employee Releases” has the meaning provided in Section 5.5.

“Employee Resignation Letters” has the meaning provided in Section 5.5.

“Escrow Agent” has the meaning provided in Section 5.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First South” means First South Farm Credit, ACA.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guaranty” means the Continuing Guaranty dated September 30, 2006, by Seller in favor of First South.

“Information Statement” has the meaning provided in Section 5.3(a).

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance; provided that “Lien” shall exclude any mechanic’s lien, materialman’s lien or similar liens of vendors or service providers to Seller or the Company.

“Loss” or “Losses” means any and all liabilities, losses, costs, claims, damages (excluding consequential and punitive damages, other than any such damages that arise out of a third party claim), penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

“Members” has the meaning provided in the Preamble.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity or any Governmental Authority.

“Pre-Closing Period” has the meaning provided in Section 5.9.

“Proceeding” has the meaning provided in Section 10.4(a).

“Purchaser” has the meaning provided in the Preamble.

“Purchaser Transaction Expenses” shall mean the cash amount necessary to reimburse Purchaser for (i) all Company Expenses funded by Purchaser in accordance with Section 5.6, (ii) the lesser of (a) $25,000 and (b) all reasonable out-of-pocket fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, whether such transactions are consummated or not, including but not limited to, reasonable attorney’s fees and expenses related to the negotiation and preparation of this Agreement and the Related Agreements, the Information Statement and the closing of the transactions contemplated hereby and thereby and (iii) amounts paid to Sidley Austin LLP or other legal counsel to Seller.

“Related Agreement” means any agreement or instrument that is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Required Consents” has the meaning provided in Section 3.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning provided in the Preamble.

“Stockholder Approval” has the meaning provided in Section 3.2.

“Superior Proposal” shall mean any bona fide written proposal made by a third party to acquire the Membership Interests or substantially all of the assets of the Company, which a majority of the Disinterested Directors determines in its good faith judgment to be more favorable from a financial point of view to Seller’s stockholders than the consideration provided by Purchaser under this Agreement. At a minimum, the Superior Proposal must include a release of Seller’s obligations under the Guaranty.

1.2  Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1  Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer and deliver to Purchaser all of the Membership Interests, free and clear of all Liens, except for the Lien in favor of First South, if any, and Purchaser shall accept, acquire and take delivery of all of the Membership Interests and the other documents specified in Section 8.2.

2.2  Payment of Consideration. On the Closing Date, in consideration for the purchase and sale of the Membership Interests to Purchaser, Purchaser shall (a) pay to Seller One Thousand United States Dollars ($1,000.00) (the “Cash Amount”) and (b) deliver to Seller the agreements and other documents specified in Section 8.3. The Cash Amount shall be paid to Seller by means of a cash, check or wire transfer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

3.1  Due Incorporation, etc. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted. Seller is qualified to do business in the States of California and Louisiana.

3.2  Due Authorization. Except for the authorization of the stockholders of Seller to the sale of the Membership Interests hereunder (the “Stockholder Approval”), Seller has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements have been duly and validly approved by Seller’s board of directors and, except for the Stockholder Approval, no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, Seller’s Related Agreements and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Seller and Seller’s Related Agreements upon execution and delivery by Seller will constitute legal, valid and binding obligations of Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.3  Consents and Approvals; No Conflicts, etc.

(a)  Except for (i) the Stockholder Approval and (ii) the consent of First South of the sale of the Membership Interests, (iii) the release of the Guaranty by First South and (iv) the filing of the Information Statement by Seller and any other documents required to be filed by Seller under the Securities Act, the Exchange Act or state securities laws in connection with the transactions contemplated by this Agreement (the “Required Consents”), no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by Seller of its Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b)  Assuming the Required Consents have been obtained, the execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by Seller of its Related Agreements do not and will not (i) violate any Law applicable to Seller; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any agreement to which Seller is a party; (iii) permit the acceleration of the maturity of any indebtedness of Seller; or (iv) violate or conflict with any provision of any of the Certificate of Incorporation or Bylaws of Seller.

3.4  Ownership of Membership Interests.

(a)  Seller is the legal beneficial owners of 100% of the Membership Interests, free and clear of any and all Liens.

(b)  Other than the Membership Interests, there are no membership interests, or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Seller or the Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any membership interests or other securities of the Company.

(c)  Except for this Agreement and the Operating Agreement of the Company, there are no outstanding contractual obligations of Seller or the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any membership interests or other securities of the Company or the management or operation of the Company. Except for Seller’s rights as a holder of Membership Interests or as set forth in the employment agreements between Seller and each of Darrell Dubroc and Tim Collins, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any component or portion thereof, or any increase or decrease in any of the foregoing.

(d)  The instruments of transfer delivered by Seller to Purchaser at the Closing will be sufficient to transfer Seller’s entire interest, legal and beneficial, in the Membership Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

4.1  Due Organization, etc. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Louisiana, with all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted.

4.2  Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly and validly approved by Purchaser’s members and managers and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, Purchaser’s Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of Purchaser and Purchaser’s Related Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3  Consents and Approvals; No Conflicts, etc.

(a)  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the execution, delivery and performance by Purchaser of its Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b)  The execution, delivery and performance by Purchaser of this Agreement and the execution, delivery and performance by Purchaser of its Related Agreements do not and will not (i) violate any Law applicable to Purchaser; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any agreement to which Purchaser is a party; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser; or (iv) violate or conflict with any provision of any of the Articles of Organization or Operating Agreement of Purchaser.

ARTICLE V

COVENANTS OF THE PARTIES

Purchaser and Seller agree to perform each of the following covenants:

5.1  Implementing Agreement. Subject to the terms and conditions hereof, Purchaser and Seller shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use its commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby. Except as otherwise expressly permitted hereby, Purchaser and Seller each agree that it will not take any action which would have the effect of preventing or impairing its performance of its obligations under this Agreement.

5.2  Consents and Approvals. Purchaser and Seller shall use their commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby, including the Required Consents; provided that no contact will be made by either party with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by the other party. Each of Purchaser and Seller shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Purchaser or Seller, respectively, or any of their respective affiliates pursuant to any applicable Law or agreement in connection with this Agreement and the transactions contemplated hereby, including expedited submission of all materials required by any Governmental Authority in connection with such filings.

5.3  Information Statement.

(a)  Seller shall prepare and file with the SEC as soon as practicable a preliminary information statement on Schedule 14C (the “Information Statement”) relating to the sale of the Membership Interests. The Information Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act and the respective rules and regulations thereunder. Without limiting the foregoing, the Information Statement must include the information required by Rule 14f-1 under the Exchange Act. Seller covenants, represents and warrants to Purchaser that the Information Statement, at the time filed with the SEC or other Governmental Authority, at the date mailed to Seller’s stockholders, and at the date of any written consent or meeting of Seller’s stockholders, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Seller in reliance upon and in conformity with written information concerning Purchaser or its affiliates furnished to Seller by Purchaser or any of its affiliates expressly for inclusion in the Information Statement.

(b)  Purchaser shall, and shall cause its members to, (i) cooperate in the preparation of the Information Statement and (ii) furnish to Seller all information concerning it required for use in the Information Statement or any other statement, filing, notice or application made by or on behalf of Seller to any third party and/or Governmental Authority in connection with the transactions contemplated by this Agreement. Purchaser shall use commercially reasonable efforts to assist Seller to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. If Purchaser learns of any event that should be set forth in an amendment or supplement to the Information Statement, it will promptly inform Seller of such event. Purchaser covenants, represents and warrants to Seller that none of the information regarding Purchaser or any of its members, or other information supplied in writing by Purchaser specifically for inclusion or incorporation by reference in the Information Statement or any amendment thereof or supplement thereto will, at the time filed with the SEC or other Governmental Authority, at the date mailed to Seller’s stockholders, and at the date of any written consent or meeting of Seller’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Purchaser covenants, represents and warrants to Seller that the Information Statement, insofar as it relates to information regarding Purchaser or any of its members, or other information supplied in writing by Purchaser for inclusion therein, will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Purchaser and its members agree to provide to First South all information requested by First South as needed by First South.

(c)  Seller shall provide Purchaser with a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement to the Information Statement prior to filing such with the SEC and will provide Purchaser with a reasonable number of copies of all such filings made with the SEC.

(d)  Seller shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Information Statement to Purchaser and advise Purchaser of any oral comments with respect to the Information Statement received from the SEC. Seller shall use commercially reasonable efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. If, at any time prior to the Closing Date, any event with respect to Seller, the Company, Purchaser or any of their respective affiliates should occur that is required to be described in an amendment of, or a supplement to, the Information Statement, Seller shall describe such event, and such amendment shall be promptly filed with the SEC and, as required by Law, disseminated to stockholders of Seller. Seller shall advise Purchaser, promptly after it receives notice thereof, of the time when the Information Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order or any request by the SEC for an amendment or supplement of the Information Statement or for additional information.

5.4  Action by Stockholders of Seller. Subject to the fiduciary duties of Seller’s board of directors to Seller’s stockholders, including with respect to any Superior Proposal, Seller shall, through its Board of Directors, recommend to the stockholders of Seller the approval of the sale of the Membership Interests contemplated hereby and the adoption of this Agreement. As soon as practicable after the Information Statement becomes effective under the Exchange Act, Seller shall duly call, give notice of, convene and hold a meeting of its stockholders or obtain one or more written consents of its stockholders for the purpose of approving the sale of the Membership Interests contemplated hereby, all in accordance with the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Seller.

5.5  Assignment and Assumption of Liabilities; Employee Resignations. At the Closing, Seller shall assign and Purchaser shall assume (i) all of the existing employment agreements between Seller and each of Darrell Dubroc, Tim Collins and Jerome Whiddon, (ii) all accrued and future costs and expenses of Seller and the Company related to the employment of Darrell Dubroc, Tim Collins, Jerome Whiddon, Penny Welch, Bill R. Longino, Albert Murphy and Tim O’ Bannon (the “Employees”), including all salaries, bonuses, employee benefits (including health care benefits), reimbursable expenses and all withholding and other Taxes related thereto (such employment agreements, costs and expenses referred to in the foregoing clauses (i) and (ii), collectively the “Employee Liabilities”). In addition, at the Closing, Purchaser shall deliver to Seller resignation letters of each of the Employees relating to all offices and directorships in the Seller in form and substance reasonably acceptable to Seller (the “Employee Resignation Letters”) and deliver to Seller general releases of all claims against Seller by each of the Employees (the “Employee Releases”). Seller agrees that if Seller’s insurance policy covering Seller’s directors and officers offers a tail option, Seller shall make such option available to the Employees at the Employee’s expense.

5.6  Payment of Company Expenses. Purchaser and Seller acknowledge that Seller intends to (but is not obligated to) cease funding any and all outstanding and future costs and expenses relating to the operations of the Company, including Seller’s office in Alexandria and that Purchaser has begun funding (but is not obligated to continue to fund) such operations. Seller will cooperate reasonably with Purchaser to facilitate a process for Purchaser to fund the outstanding and future ordinary and necessary expenses directly on Seller’s behalf in order to allow Company to continue operations, if Purchaser chooses to do so, which shall be subject to Purchaser’s sole discretion. Such expenses that are actually paid by Purchaser are referred to herein as “Company Expenses” and include, but are not limited to, the recurring expenses, costs and accounts payable detailed in Schedule 5.6, attached hereto. Without limiting the foregoing, from and after the date hereof until the date that is five Business Days after Purchaser gives a written notice of termination to Seller of this Agreement in accordance with Section 9.1, Purchaser hereby agrees to pay all costs and expenses of Seller and the Company related to the employment of the Employees, including all salaries, bonuses, employee benefits (including health care benefits), reimbursable expenses and all withholding and other Taxes related thereto accrued by Seller and the Company from and after May 16, 2008.

5.7  Legal Expense Deposit. On the date hereof, Purchaser shall deliver to Sidley Austin LLP or Seller $25,000 in immediately available as a non-refundable deposit towards the payment of Seller’s legal expenses incurred in connection with the transactions contemplated by this Agreement. Seller shall enter into a retainer agreement with Sidley Austin LLP that provides that, prior to the Closing, no part of such deposit may be used to pay any Sidley Austin LLP fees or expenses that do not relate to the transactions contemplated by this Agreement.

5.8  Joint Escrow Instructions. On the date hereof, Seller and Purchaser shall execute joint escrow instructions in the form attached hereto as Exhibit A. Such escrow instructions shall be held and delivered by Richard Matheny of the law firm Phelps Dunbar, LLP, as escrow agent for Seller and Purchaser under the Escrow Agreement for Escrowed Document in the form attached hereto as Exhibit B. Seller shall execute and Purchaser shall cause the Member Representative and Richard Matheny to execute such Escrow Agreement for Escrowed Document on the date hereof.

5.9  Cooperation with Accounting and SEC Matters.  From and after the Closing Date, Purchaser shall cooperate with Seller and its affiliates, upon Seller’s reasonable request, with respect to the preparation by Seller of financial statements and periodic reports to be filed with the SEC for all periods prior to and including the Closing Date (the “Pre-Closing Period”). Without limiting the generality of the foregoing, Seller and Buyer each agree to furnish to the other such documents and other records relating to the Pre-Closing Period as they reasonably request for such purposes. Any such request for documents or records shall be satisfied promptly. Seller shall also be entitled to retain a copy of all accounting and legal records of the Company for the Pre-Closing Period. If such records are not in Seller’s possession, then Purchaser shall make physical or electronic copies thereof and deliver the same to Purchaser no later than five Business Days after the Closing Date.

5.10  Tax Matters. Seller shall be responsible for filing the final federal corporate Tax return of the Company for the period ending on December 31, 2007, and shall be responsible for filing all state income Tax returns of the Company attributable to all periods ending on or before December 31, 2007. After the Closing Date, Purchaser and Seller shall (i) cooperate fully in preparing the tax returns referenced in the previous sentence, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax returns of the Company for all periods ending on or before the Closing Date; (ii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company with respect to any such taxable period; and (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.  Any sales Tax, use Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transfer of the Membership Interests to Purchaser shall be borne by Purchaser.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under Article II of this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

6.1  Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein and in its Related Agreements shall have been true, accurate and correct on and as of the date of this Agreement, and shall also be true, accurate and correct on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

6.2  Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

6.3  Consents and Approvals. Seller shall have obtained or made all of the Required Consents.

6.4  Documents. Seller shall have received all of the agreements, documents and items specified in Section 8.3.

6.5  Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Article II of this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

7.1  Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller contained herein shall have been true, accurate and correct on and as of the date of this Agreement, and shall also be true, accurate and correct on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date.

7.2  Compliance with Agreements and Covenants. Seller shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

7.3  Documents. Purchaser shall have received all of the agreements, documents and items specified in Section 8.2.

7.4  Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.5  Payment of Taxes. Seller shall have paid to the IRS not less than $25,653.51 towards the outstanding income taxes payable of the Company.

ARTICLE VIII

CLOSING

8.1  Closing. The Closing shall take place at the offices of Sidley Austin LLP, at 555 West Fifth Street, 40th Floor, Los Angeles, California 90013, at 10:00 a.m. on the date that is two Business Days after the satisfaction or waiver of the conditions precedent set forth in Article VI and Article VII. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

8.2  Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following:

(a)  An instrument of transfer of all of the Membership Interests, which instruments shall be duly endorsed to Purchaser;

(b)  An Assignment and Assumption Agreement relating to the Employee Liabilities between Seller and Purchaser in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c)  A certificate dated the Closing Date of Seller certifying as to the compliance by Seller with Sections 7.1 and 7.2; and

(d)  Voting Agreements, in the form similar to the attached Exhibit D, which have been signed by Seller’s shareholders who own in the aggregate at least a majority of the issued and outstanding stock of Seller.

8.3  Deliveries by Purchaser. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller the following:

(a)  The Cash Amount;

(b)  The Assignment and Assumption Agreement, duly executed by Purchaser;

(c)  The Employee Resignation Letters, executed by each Employee;

(d)  The Employee Releases, executed by each Employee;

(e)  A release of the Guaranty, in form and substance reasonably satisfactory to Seller, duly executed by First South; and

(f)  A certificate dated the Closing Date of Purchaser certifying as to the compliance by each Member with Sections 6.1 and 6.2.

ARTICLE IX

TERMINATION

9.1  Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)  With the mutual consent of the Purchaser and Seller;

(b)  By Seller, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder or under its Related Agreements, and such breach shall not have been remedied within ten Business Days after receipt by the Purchaser of a notice in writing from Seller specifying the breach and requesting such be remedied;

(c)  By Purchaser, if there shall have been a material breach of any covenant, representation or warranty of Seller hereunder or under its Related Agreements, and such breach shall not have been remedied within ten Business Days after receipt by Seller of notice in writing from Purchaser specifying the breach and requesting such be remedied;

(d)  By Purchaser or Seller, if the Closing shall not have taken place on or before September 30, 2008; provided that the right to terminate this Agreement under this clause (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(e)  By Seller prior to the mailing of the definitive Information Statement to Seller’s stockholders, if Seller’s Disinterested Directors, acting pursuant to their fiduciary duties, authorize Seller to, and Seller does enter into a definitive agreement providing for the implementation of a Superior Proposal; provided that, Seller shall prior to or simultaneously with the closing of the Superior Proposal pay to Purchaser the Purchaser Transaction Expenses.

In the event of any termination pursuant to this Section 9.1 (other than pursuant to clause (a)), written notice setting forth the reasons thereof shall forthwith be given by the terminating party to the other party.

9.2  Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except (i) for the obligations set forth in Article X (but excluding therefrom Sections 10.3(c) and (d), which shall terminate if this Agreement is terminated), and (ii) the obligation of Seller pursuant to Section 9.1(e) to pay to Purchaser the Purchaser Transaction Expenses. In addition, no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1  Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing.

10.2  Indemnification by Seller. Seller agrees to indemnify Purchaser against, and agrees to hold Purchaser harmless from, any and all Losses incurred or suffered by Purchaser relating to or arising out of or in connection with any of the following:

(a)  any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any Related Agreement; and

(b)  any breach of or failure Seller to perform any covenant or obligation of Seller set out or contemplated in this Agreement or any Related Agreement.

10.3  Indemnification by Purchaser and the Members. Purchaser and the Members, jointly and severally, agree to indemnify Seller against, and agree to hold Seller harmless from, any and all Losses incurred or suffered by Seller relating to or arising out of or in connection with any of the following:

(a)  any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement;

(b)  any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement;

(c)  the Employee Liabilities; and

(d)  one-half (½) of a judgment, settlement or other resolution of the claims made by John T. McDaniel or his estate against Company and/or Seller, including those made in Civil Suit 19029 in the 35th Judicial District Court, Grant Parish, Louisiana and the related expenses.

10.4  Procedure for Indemnification--Third Party Claims.

(a)  Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of notice of the commencement of any action, suit or proceeding (a “Proceeding”) against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party.

(b)  If any Proceeding for which indemnity is available under this Article X is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification under this Article X; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)  Notwithstanding the foregoing, if any party entitled to indemnification hereunder determines in good faith that there is a reasonable probability that an Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

10.5  Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.6  Limitation on Indemnity Payments. Seller’s aggregate liability under Section 10.2 for all claims for Losses incurred by Purchaser shall not in any event exceed the Cash Amount.

10.7  Quitclaim Transfer. Purchaser and the Members acknowledge that, except as expressly set forth in this Agreement, neither Seller nor any of its representatives or affiliates makes or has made any representations or warranties, express or implied, in connection with the transactions contemplated by this agreement. Without limiting the generality of the foregoing, (i) the Membership Interests and the assets, liabilities and business of the Company shall be transferred to Purchaser pursuant to this Agreement in their present condition, “AS IS”, with all faults, and without any warranty, express or implied and (ii) no patent or latent physical or other condition or defect in any of such assets or the business, whether or not now known or discovered, or the existence or occurrence of any obligation or liability, whether absolute, contingent, accrued or unaccrued, shall affect the rights of any party hereunder. Purchaser acknowledges that (i) the biodiesel business of the Company is not currently operating due to the high cost of soybean oil and substitutes therefore that are used in the process of producing biodiesel and (ii) Seller does not anticipate that the Company’s biodiesel business can continue to operate as a going concern as a result thereof. Purchaser’s representatives are familiar with all aspects of the business and operations of the Company, have served as officers of the Company and as officers and directors of Seller and have had primary responsibility for the ongoing operations of the Company since inception thereof.

10.8  Exclusive Remedy. Following the Closing, the indemnification provisions set forth in this Agreement constitute the sole and exclusive recourse and remedy for monetary damages (whether through indemnification, contribution or otherwise) available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement, except in the case of fraud or intentional misrepresentations, in which case, the foregoing limitation shall not apply.

ARTICLE XI

MISCELLANEOUS

11.1  Expenses. Except as set forth in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

11.2  Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

11.3  Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile with written confirmation of receipt, (c) when received if sent by a nationally recognized overnight delivery service, or (d) five Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to a Purchaser, addressed as follows.

Consolidated Energy Holdings, LLC
429 Murray Street
Suite #700
Alexandria, LA  71301
Attn : Dean Tyler
Telephone No.: (318) 442-8730
Facsimile No.: (318) 442-8981

with a copy to:

Phelps Dunbar LLP
City Plaza
445 North Boulevard, Suite 701
Baton Rouge , LA 70802
Attention: Richard Matheny
Telephone No.: (225) 376-0210
Facsimile No.: (225) 381-9197

If to Seller, addressed as follows:

Allegro Biodiesel Corporation
6033 West Century Blvd., Suite 1090
Los Angeles, CA 90045
Attention: W. Bruce Comer III
Telephone No.: (310) 670-2721
Facsimile No.: (310) 670-4107

with a copy to:

Sidley Austin LLP
555 West Fifth Street, Suite 4000
Los Angeles, CA 90013
Attention:  Stephen D. Blevit, Esq.
Telephone No.: (213) 896-6029
Facsimile No.: (213) 896-6600

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.4  Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.5  Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any rights or obligations shall be made by either party hereto without the written consent of the other party hereto except that Purchaser may assign all of its rights and obligations hereunder to a wholly-owned subsidiary of Purchaser without Seller’s consent.

11.6  No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.7  Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Seller or Purchaser or any of their respective officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication; provided that nothing in this Section 11.7 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of any particular transaction or transactions.

11.8  Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.9  Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, including the letter of intent between Seller and Port Acquisition, LLC dated May 16, 2008.

11.10  Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

11.11  Jurisdiction of Disputes. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City of Los Angeles, California, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 11.11 shall be deemed to prevent any party from seeking to remove any action to a federal court in Los Angeles, California; (c) agree to waive to the fullest extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any legal proceeding in the State of California; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the City of Los Angeles, satisfactory to Purchaser and Seller, to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation; (f) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 11.3 for communications to such party; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by law.

11.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.13  Facsimile or Email Signatures. Any signature page delivered pursuant to this Agreement, any Related Agreement or any other document delivered pursuant hereto via facsimile or by email of pdf signature pages shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ALLEGRO BIODIESEL CORPORATION

By: /s/ W. Bruce Comer, III
Name:  W. Bruce Comer, III
Title:    Chief Executive Officer

CONSOLIDATED ENERGY HOLDINGS, LLC

By: /s/ Dean Tyler
Name:  Dean Tyler
Title:    Member authorized by the Manager

SOLELY FOR PURPOSES OF ARTICLE X AND ARTICLE XI:

/s/ Jimmy Carter
JIMMY CARTER

/s/ Glenn Davis
GLENN DAVIS

/s/ Travis Taylor
TRAVIS TAYLOR

/s/ Steve Templin
STEVE TEMPLIN

/s/ Dean Tyler
DEAN TYLER

/s/ Bill Wieger
BILL WIEGER

/s/ William Ingram
WILLIAM INGRAM

/s/ Darrell Dubroc
DARRELL DUBROC

/s/ Tim A. Collins
TIM A. COLLINS